Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS INCREASE IN NET INCOME DESPITE INCREASED INDUSTRY
LOSS ACTIVITY; ANNOUNCES $500 MILLION SHARE REPURCHASE PROGRAM
PEMBROKE, BERMUDA, May 6, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $133.7 million, or $2.52 per diluted share, for the first quarter of 2010 compared to net income of $131.4 million, or $2.57 per diluted share, for the first quarter of 2009. The company reported operating income of $61.3 million, or $1.16 per diluted share, for the first quarter of 2010 compared to operating income of $137.6 million, or $2.69 per diluted share, for the first quarter of 2009.
President and Chief Executive Officer Scott Carmilani commented, “I am pleased to report that Allied World continued to grow book value in the first quarter of 2010 despite continued competitive pricing pressures and some significant catastrophic loss activity that occurred throughout the world. Thanks to our underwriting discipline, strong and stable investment portfolio and our historically prudent reserving philosophy we were able to grow book value by 3.9% during the quarter and now have a total capital base in excess of $3.8 billion.”
Mr. Carmilani continued, “Since our company went public in 2006, we have more than doubled our total book value and outperformed our peer group over that period. Given the continued soft market conditions, we are finding it increasingly difficult to find attractive opportunities to deploy excess capital. Accordingly, our board of directors has authorized us to initiate a share repurchase program of up to $500 million over the next two years. Based upon the average closing price of our shares over the past 30 days, this plan would equate to a repurchase of over 20% of our common shares outstanding. We believe this authorization gives us additional financial flexibility to manage the company’s capital as we work to continue to meet shareholder expectations both in terms of operating returns and growth in book value per share.”
Underwriting Results
Gross premiums written were $504.2 million in the first quarter of 2010, a 5.1% increase compared to $479.6 million in the first quarter of 2009. The increase was primarily due to increased new business in our reinsurance and U.S. insurance segments offset by the non-renewal of business in all three of our operating segments which did not meet our underwriting requirements (which included inadequate pricing and/or terms and conditions). The growth in the reinsurance segment included higher gross premiums written in our international reinsurance business during the first quarter of 2010.

Net premiums written were $433.3 million in the first quarter of 2010, a 7.0% increase compared to $405.0 million in the first quarter of 2009. The increase in net premiums written was primarily due to higher gross premiums written as well as a reduction of premiums ceded.
Net premiums earned in the first quarter of 2010 were $338.3 million, a 4.4% increase compared to $324.0 million in the first quarter of 2009. This increase was driven by increased net premiums written in the current and prior periods, as well as the impact of the $9.3 million commutation of certain swing-rated reinsurance contracts that were fully earned.
The combined ratio was 99.5% in the first quarter of 2010 compared to 75.0% in the first quarter of 2009. The loss and loss expense ratio was 68.6% in the first quarter of 2010 compared to 45.8% in the first quarter of 2009. During the first quarter of 2010, the company recorded net favorable reserve development on prior loss years of $73.9 million, a benefit of 21.8 percentage points to the company’s loss and loss expense ratio for the quarter. Absent prior year reserve adjustments, the loss and loss expense ratio related to the first quarter of 2010 was 90.4%, compared to 64.4% for the first quarter of 2009. The increase in the loss and loss expense ratio for the first quarter of 2010 was primarily due to losses from the earthquake in Chile of $65 million as well as losses of $21.5 million from other major loss events in the quarter. These items contributed 25.6 points to the current loss year’s loss and loss expense ratio.
The company’s expense ratio was 30.9% for the first quarter of 2010 compared to 29.2% for the first quarter of 2009 due to an increase in both the company’s acquisition cost ratio and general and administrative expense ratio. Our acquisition cost ratio increased to 12.1% for the first quarter of 2010 compared to 11.5% for the first quarter of 2009. The increase in the acquisition cost ratio was primarily due to the increase in net premiums earned in our U.S. insurance and reinsurance segments, which typically have higher acquisition costs than our international insurance segment, and represented a greater proportion of earned premiums in the first quarter of 2010 compared to the same period in 2009. Our general and administrative expense ratio increased to 18.8% for the first quarter of 2010 compared to 17.7% for the first quarter 2009. The increase in our general and administrative expense ratio was primarily due to increases in our overall staff count and related increases in incentive compensation expenses.
Investment Results
The total return on the company’s investment portfolio for the first quarter of 2010 was approximately 1.8% which annualizes to 7.3%. Net investment income in the first quarter of 2010 was $68.9 million, a decrease of 11.5% from the $77.9 million of net investment income in the first quarter of 2009. The decrease was primarily the result of lower reinvestment yields on our fixed maturity securities. Annualized book yield for the first quarter of 2010 was 3.7%, versus the annualized book yield of 4.6% in the first quarter of 2009.

The company recorded net investment gains of $77.5 million for the first quarter of 2010 comprised of $45.3 million in net realized gains primarily from the sale of debt securities and $32.2 million related to the mark-to-market adjustments of our hedge fund investments and debt securities that are carried as “trading” on our balance sheet.
As of March 31, 2010 and December 31, 2009, net accumulated unrealized gains were $142.3 million and $149.8 million, respectively.
Shareholders’ Equity
As of March 31, 2010, shareholders’ equity was $3.3 billion, a 3.9% increase compared to $3.2 billion as of December 31, 2009, primarily driven by strong investment returns.
The company’s annualized net income return on average shareholders’ equity for the first quarter of 2010 was 17.1% and the annualized operating return on average shareholders’ equity for the first quarter of 2010 was 7.8%.
As of March 31, 2010, diluted book value per share was $61.59, an increase of 3.4% compared to $59.56 as of December 31, 2009.
Quarterly Dividend
Allied World announced today that its board of directors has declared a quarterly dividend of $0.20 per common share. The dividend will be payable on June 10, 2010 to shareholders of record on May 25, 2010.
Share Repurchase Program
Allied World announced today that its board of directors has authorized the company to repurchase up to $500 million in the company’s common shares through a share repurchase program. Repurchases may be effected from time to time through open market purchases, privately negotiated transactions, tender offers or otherwise. This authorization is effective through May 3, 2012. The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, the company’s capital position, legal requirements and other factors. At any time, the repurchase program may be modified, extended or terminated by the board of directors.

Investment Supplement
Allied World will be providing additional information on its investment portfolio as of March 31, 2010. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the first quarter of 2010 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, May 7, 2010 at 8:00 a.m. (Eastern Time) to discuss the first quarter 2010 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (800) 901-5241 (U.S. and Canada callers) or (617) 786-2963 (international callers) and entering the passcode 95279218 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, May 21, 2010 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 99990951. In addition, the webcast will remain available online through Friday, May 21, 2010 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, impairment of intangible assets and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from the calculation of operating income because the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. The company believes these amounts are largely independent of our business and underwriting process and including them distorts the analysis of trends in operations. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations in a manner similar to how management analyzes underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and risk premium movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.

About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, Europe, Hong Kong, Singapore and the United States. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2010	2009

Revenues:
Gross premiums written	$504,163	$479,597
Premiums ceded	(70,871)	(74,559)

Net premiums written	433,292	405,038
Change in unearned premiums	(94,968)	(81,066)

Net premiums earned	338,324	323,972

Net investment income	68,902	77,854
Net realized investment gains	77,487	36,602
Net impairment charges recognized in earnings	(168)	(41,963)
Other income	297	466

Total revenue	484,842	396,931

Expenses:
Net losses and loss expenses	232,154	148,497
Acquisition costs	40,784	37,129
General and administrative expenses	63,463	57,365
Amortization and impairment of intangible assets	892	1,065
Interest expense	9,528	10,447
Foreign exchange loss	1,076	835

Total expenses	347,897	255,338

Income before income taxes	136,945	141,593
Income tax expense	3,205	10,185

NET INCOME	$133,740	$131,408

PER SHARE DATA:
Basic earnings per share	$2.67	$2.67
Diluted earnings per share	$2.52	$2.57

Weighted average common shares outstanding	50,023,816	49,248,118
Weighted average common shares and common share equivalents outstanding	53,115,756	51,120,049

Dividends declared per share	$0.20	$0.18

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2010	2009

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2010: $3,069,009; 2009: $4,260,844)	$3,227,889	$4,427,072
Fixed maturity investments trading, at fair value	3,868,044	2,544,322
Other invested assets trading, at fair value	261,930	184,869

Total investments	7,357,863	7,156,263
Cash and cash equivalents	497,574	379,751
Insurance balances receivable	493,775	395,621
Prepaid reinsurance	170,948	186,610
Reinsurance recoverable	920,480	919,991
Accrued investment income	54,532	53,046
Net deferred acquisition costs	97,429	87,821
Goodwill	268,376	268,376
Intangible assets	59,467	60,359

Net balances receivable on purchases and sales of investments	—	184
Net deferred tax assets	16,897	21,895
Other assets	75,386	67,566

Total assets	$10,012,727	$9,597,483

LIABILITIES:
Reserve for losses and loss expenses	$4,853,359	$4,761,772
Unearned premiums	1,007,926	928,619
Reinsurance balances payable	82,541	102,837
Net balances payable on purchases and sales of investments	172,797	—
Dividends payable	10,092	—
Senior notes	498,951	498,919
Accounts payable and accrued liabilities	48,254	92,041

Total liabilities	$6,673,920	$6,384,188

SHAREHOLDERS’ EQUITY:

Common shares, par value $0.03 per share:issued and outstanding 2010: 50,459,000 shares; 2009: 49,734,487 shares	$1,514	$1,492
Additional paid-in capital	1,369,341	1,359,934
Retained earnings	1,825,668	1,702,020
Accumulated other comprehensive income, net of tax	142,284	149,849

Total shareholders’ equity	$3,338,807	$3,213,295

Total liabilities and shareholders’ equity	$10,012,727	$9,597,483

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended March 31, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$162,085	$121,422	$220,656	$504,163
Net premiums written	131,555	81,081	220,656	433,292
Net premiums earned	129,205	87,043	122,076	338,324
Other income	297	—	—	297
Net losses and loss expenses	(98,425)	(57,449)	(76,280)	(232,154)
Acquisition costs	(16,960)	(66)	(23,758)	(40,784)
General and administrative expenses	(27,114)	(21,845)	(14,504)	(63,463)

Underwriting (loss) income	(12,997)	7,683	7,534	2,220
Net investment income				68,902
Net realized investment gains				77,487
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(892)
Interest expense				(9,528)
Foreign exchange loss				(1,076)

Income before income taxes				$136,945

GAAP Ratios:
Loss and loss expense ratio	76.2%	66.0%	62.5%	68.6%
Acquisition cost ratio	13.1%	0.1%	19.5%	12.1%
General and administrative expense ratio	21.0%	25.1%	11.9%	18.8%

Combined ratio	110.3%	91.2%	93.9%	99.5%

	U.S.	International
Quarter Ended March 31, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$153,369	$125,919	$200,309	$479,597
Net premiums written	115,844	88,957	200,237	405,038
Net premiums earned	105,267	111,194	107,511	323,972
Other income	466	—	—	466
Net losses and loss expenses	(54,177)	(39,193)	(55,127)	(148,497)
Acquisition costs	(14,411)	(1,060)	(21,658)	(37,129)
General and administrative expenses	(27,399)	(18,819)	(11,147)	(57,365)

Underwriting income	9,746	52,122	19,579	81,447
Net investment income				77,854
Net realized investment losses				36,602
Net impairment charges recognized in earnings				(41,963)
Amortization and impairment of intangible assets				(1,065)
Interest expense				(10,447)
Foreign exchange loss				(835)

Income before income taxes				$141,593

GAAP Ratios:
Loss and loss expense ratio	51.5%	35.2%	51.3%	45.8%
Acquisition cost ratio	13.7%	1.0%	20.1%	11.5%
General and administrative expense ratio	26.0%	16.9%	10.4%	17.7%

Combined ratio	91.2%	53.1%	81.8%	75.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2010	2009

Net income	$133,740	$131,408
Net realized investment gains	(73,602)	(36,602)
Net impairment charges recognized in earnings	109	41,963
Foreign exchange loss	1,076	835

Operating income	$61,323	$137,604

Weighted average common shares outstanding:
Basic	50,023,816	49,248,118
Diluted	53,115,756	51,120,049

Basic per share data:
Net income	$2.67	$2.67
Net realized investment gains	(1.47)	(0.74)
Net impairment charges recognized in earnings	—	0.85
Foreign exchange loss	0.03	0.01

Operating income	$1.23	$2.79

Diluted per share data
Net income	$2.52	$2.57
Net realized investment gains	(1.38)	(0.71)
Net impairment charges recognized in earnings	—	0.82
Foreign exchange loss	0.02	0.01

Operating income	$1.16	$2.69

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
Price per share at period end	$44.85	$46.07	$38.03

Total shareholders’ equity	3,338,807	3,213,295	2,491,860

Basic common shares outstanding	50,459,000	49,734,487	49,522,766

Add: unvested restricted share units	801,540	915,432	954,292

Add: Performance based equity awards	1,409,984	1,583,237	1,332,161

Add: dilutive options/warrants outstanding	6,702,546	6,805,157	6,268,818
Weighted average exercise price per share	34.53	34.44	33.42
Deduct: options bought back via treasury method	(5,159,746)	(5,087,405)	(5,509,056)

Common shares and common share equivalents outstanding	54,213,324	53,950,908	52,568,981

Basic book value per common share	$66.17	$64.61	$50.32
Diluted book value per common share	$61.59	$59.56	$47.40

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended March 31,
	2010	2009
Opening shareholders’ equity	$3,213,295	$2,416,862
Deduct: accumulated other comprehensive income	(149,849)	(105,632)

Adjusted opening shareholders’ equity	3,063,446	2,311,230

Closing shareholders’ equity	$3,338,807	$2,491,860
Deduct: accumulated other comprehensive income	(142,284)	(48,204)

Adjusted closing shareholders’ equity	3,196,523	2,443,656

Average shareholders’ equity	$3,129,985	$2,377,443

Net income available to shareholders	$133,740	$131,408
Annualized net income available to shareholders	534,960	525,632
Annualized return on average shareholders’ equity — net income available to shareholders	17.1%	22.1%

Operating income available to shareholders	$61,323	$137,604
Annualized operating income available to shareholders	245,292	550,416
Annualized return on average shareholders’ equity — operating income available to shareholders	7.8%	23.2%

SOURCE Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com